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                                                                    EXHIBIT 23.8

                              [KPMG LLP LETTERHEAD]

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
SFG Technologies Inc.

We consent to the use of our report dated June 22, 1999, except as to note 13 which is as of November 26, 1999, relating to the consolidated balance sheets of SFG Technologies Inc. as at December 31, 1998 and April 30, 1998 and the consolidated statements of operations, deficit, and cash flows for the eight month period ended December 31, 1998 and for each of the years in the three year period ended April 30, 1998, incorporated by reference in the registration statement on Form S-4 of The Titan Corporation. We also consent to the reference to our firm under the heading "Experts" in the Form S-4 of The Titan Corporation.

/s/  KPMG LLP

Chartered Accountants

Vancouver, Canada
January 24, 2000